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                                EXHIBIT 23.1

                             ACCOUNTANTS' CONSENT

The Shareholders and Board of Directors
of Supertel Hospitality, Inc.:

We consent to incorporation by reference in the Registration Statement Nos. 333-26501 and 33-80462 on Form S-8 of Supertel Hospitality, Inc. of our report, dated January 30, 1998, relating to the consolidated balance sheets of Supertel Hospitality, Inc. and subsidiaries (the Company) as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Supertel Hospitality, Inc.

                                                        KPMG Peat Marwick LLP


Omaha, Nebraska
March 23, 1998